                                                                      EXHIBIT 99


                       INTEGRATED CIRCUIT SYSTEMS REPORT
              76% GAIN IN NET INCOME FOR THIRD QUARTER FISCAL 1998

Valley Forge, PA--April 21, 1998--Integrated Circuit Systems (NASDAQ:ICST) today announced record consolidated income from continuing operations of $6.2 million, or $0.48 per share, for the third fiscal quarter ended March 28, 1998, an increase of 76% over the $3.5 million, or $0.30 per share (excluding a loss from minority interest in equity investment and the in-process R&D charge related to the acquisition of MicroClock), reported for the same period last fiscal year. This represents a sequential gain of 7% over the net income of $0.45 per share in the preceding second quarter of fiscal 1998.

Consolidated revenue for the third fiscal quarter was also a record $43.5 million, a gain of 73% from that reported for the same period last fiscal year, reflecting a 56% increase in shipments of frequency timing products and a three-fold improvement in networking revenue. As compared to the preceding quarter, consolidated revenue marginally increased.

Consolidated gross margin during the quarter was flat compared to the preceding quarter and the same period a year ago reflecting product cost decline in networking transceivers and continuing strong profitably in frequency timing products. Spending in R&D increased over 58% from a year ago as the Company continued to expand vigorously in new product development. Tight cost management, however, maintained operating expenses at 24% of revenue (same as the preceding quarter) and reduced from 27% a year ago (less one time charges). Income before taxes and discontinued operations (excluding one time charges) increased 81% compared to that of a year ago. While this was flat sequentially, because of reduced tax expense, per share income from continuing operations improved 7% over that of the preceding quarter. Compared to the same quarter a year ago, per share income from continuing operations (excluding one time charges) increased 60%.

"Our revenue and earnings performance during the nine month-period to date of the current fiscal year has significantly exceeded our expectations. We believe this has reflected extremely strong acceptance and demand for our products among our customers in the PC, networking and consumer electronics industry worldwide", stated Henry Boreen, Chairman & CEO of the Company.

"At this time, our frequency timing products business continues to be strong.
On the other hand, we have recently experienced increased competition in the market for single channel 10/100mb LAN transceivers, which has led to cancellation of orders and severe price erosion for this product line. While recent market acceptance of several new frequency timing products for multimedia and communication applications has been positive, we do not expect these new frequency timing products to deliver sufficient revenue and earnings in the fourth quarter to offset expected declines from networking transceivers."

                                      ###

Integrated Circuit Systems, Inc. is a manufacturer of integrated circuit products focusing on the design and marketing of mixed signal integrated circuits for frequency timing, multimedia and data communications applications. The Company is headquartered in Valley Forge, Pennsylvania, with a major facility in San Jose, California.

This news release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand. Further information on these and other potential factors that could affect the Company's financial results can be found in the Company's Form 10K for its fiscal year ended June 28, 1997.

                                               THREE MONTHS ENDED              NINE MONTHS ENDED
                                               MAR. 28    MAR. 29           MAR. 28         MAR. 29
                                            ------------------------------------------------------------
                                                1998        1997              1998            1997
                                            ------------------------------------------------------------
Revenues                                       $43,545    $ 25,120          $125,174             $73,946
  Cost of Sales                                 23,977      13,503            68,486              43,458
                                            ------------------------------------------------------------
Gross margin                                    19,568      11,617            56,688              30,488
Expenses:
  Research and development                       5,540       3,500            15,097               9,666
  Selling, general & administrative              4,899       3,145            15,068              11,280
  In process research and development                -      11,196                                11,196
  Goodwill amortization                             59         194               175                 324
  Other income                                    (644)       (591)           (1,645)             (1,370)
  Minority interest and equity investment
   income                                            -         317                 -                 309
                                            ------------------------------------------------------------
Income before income taxes and
  discontinued operations                        9,714      (6,144)           27,993                (817)
                                            ------------------------------------------------------------
  Income taxes                                   3,506       1,835            10,723               3,428
                                            ------------------------------------------------------------
Income from continuing operations                6,208      (7,979)           17,270              (4,245)
Income (loss) from discontinued operations           -      (2,846)                -              (3,705)
                                            ------------------------------------------------------------
Net income                                     $ 6,208    $(10,825)         $ 17,270             $(7,950)
                                            ============================================================
Basic:
Income from continuing operations                 0.50       (0.68)             1.40               (0.37)
Income (loss) from discontinued operations           -       (0.24)                -               (0.32)
                                            ------------------------------------------------------------
Net income per common share                       0.50       (0.92              1.40               (0.69)
                                            ============================================================
Diluted:
Income from continuing operations                 0.48       (0.68)             1.30               (0.37)
Income (loss) from discontinued operations           -       (0.24)                -               (0.32)
                                            ------------------------------------------------------------
Net income per common share                       0.48       (0.92)             1.30               (0.69)
                                            ============================================================
Basic common and common equivalent
  shares                                        12,326      11,771            12,347              11,474
                                            ============================================================
Diluted common and common equivalent
  shares                                        13,066      11,771            13,270              11,474
                                            ============================================================

                       INTEGRATED CIRCUIT SYSTEMS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)

                                                         MAR. 28,    JUNE 28,
                                                           1998        1997
                                                      -----------------------
                                                        (Unaudited)
ASSETS
   Current Assets:
       Cash and marketable securities                     $ 36,766    $26,406
       Accounts receivable, net                             23,171     20,690
       Inventory, net                                       16,547     13,542
       Other current assets                                  4,449      5,574
                                                      -----------------------
          Total current assets                              80,933     66,212
                                                      =======================
   Property and equipment, net                              18,292     14,104
   Deposits                                                  7,864      8,000
   Other assets, net                                         2,117      2,306
                                                      -----------------------
          Total assets                                    $109,206    $90,622
                                                      =======================
LIABILITIES AND SHAREHOLDER'S EQUITY
   Current Liabilities:
       Current portion of long-term obligations           $    196    $   206
       Accounts payable                                     15,030     12,565
       Accrued expenses and other current liablities         5,395      5,181
                                                      -----------------------
          Total current liabilities                         20,621     17,952
                                                      =======================
       Long-term debt, less current portion                  1,411      1,503
       Other long term liabilities                           1,171      1,020
                                                      -----------------------
          Total liabilities                                 23,203     20,475
                                                      =======================
   Shareholders' Equity:
       Common stock                                         56,244     45,366
       Treasury stock                                      (15,921)    (3,749)
       Retained earnings                                    45,802     28,531
       Translation adjustment                                 (122)        (1)
                                                      -----------------------
          Total shareholders' equity                        86,003     70,147
                                                      -----------------------
          Total liabilities and shareholders' equity      $109,206    $90,622
                                                      =======================